FOR IMMEDIATE RELEASE

Contact:

Snyder Communications, Inc.       American List Corp.    Dewe Rogerson Inc.
Clay Perfall                      Martin Lerner          Jeffrey Luth
Chief Financial Officer           President              Media:  Kathryn Corbett
(301) 571-6270                    (516) 248-6100         (212) 688-6840


             SNYDER COMMUNICATIONS TO ACQUIRE AMERICAN LIST CORP.

          EXPANDS SNYDER'S DATABASE REACH TO 30 MILLION STUDENTS

(BETHESDA, MD, March 19, 1997) - Snyder Communications, Inc. (NYSE: SNC) and American List Corp. (AMEX: AMZ) today announced the signing of a definitive agreement for Snyder to acquire American List. Under the terms of the agreement, Snyder will issue one share of common stock in exchange for each of the approximately 4.5 million American List shares outstanding if the average trading price of Snyder stock prior to closing of the transaction is at least $32, with the exchange ratio increasing if the trading price is less than $32. The transaction, which is valued at approximately $125 million, will be accounted for as a pooling of interests.

Snyder also announced today the acquisition of Brann Holdings Limited, a leading UK direct marketing company. Brann provides a full range of database and customer care & retention services to many of the largest corporations operating in the UK.

The acquisitions of American List and Brann will be accretive from the outset. Snyder currently expects the acquisitions to be accretive by approximately 20% ($0.08 per share) and 25% ($0.14 per share) on a fully diluted basis, over existing consensus analyst estimates for 1997 and 1998, respectively.

The acquisition is subject to the approval of American List shareholders, and to the satisfaction of other customary conditions. The companies anticipate closing the transaction in the second quarter of 1997.

Commenting on the proposed acquisition, Daniel M. Snyder, Chairman and Chief Executive Officer of Snyder Communications, said, "American List represents a truly premier targeted marketing resource, providing clients with the ability to reach over 30 million students and young adults. The addition of American List to the Snyder family of companies significantly enhances our ability to provide clients with integrated

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Snyder Communications, Inc.                                            Page2

solutions to their targeted marketing needs. American List's proprietary database of over 30 million students and young adults, combined with our existing proprietary database of over 19 million households and small businesses, perfectly complements our ability to provide database marketing and teleservice solutions."

Martin Lerner, President of American List, said, "We are extremely excited about the opportunity to merge with Snyder Communications, a leading company in the field of outsourced targeted marketing. Snyder's approach to providing integrated marketing solutions offers the ideal platform for expanding the scope and size of our business, and will provide substantial benefits to our existing customers and employees. We look forward to capitalizing on the opportunity that joining forces with Snyder creates."

American List Corp., headquartered in Mineola, NY, develops, maintains and markets one of the largest and most comprehensive databases of high school, college, and preschool through junior high school students in the United States, currently containing information on approximately 30 million individuals. The Company rents database lists to direct marketers for use primarily in direct mail and telemarketing programs. During the fiscal year ended February 28, 1995, the Company rented its lists to approximately 3,200 customers, including financial institutions, list brokers and advertising agencies, retailers and educational institutions. For the fiscal year ended February 28, 1996, American List reported revenues of $18.9 million and net earnings of $7.6 million.

In a separate release, American List Corp. has commented on its expected fourth quarter results and on certain other matters.

Snyder Communications, Inc., based in Bethesda, MD, is a leading provider of outsourced targeted marketing solutions for primarily Fortune 500 companies. The Company designs and implements marketing programs utilizing a range of complementary resources, including field sales, medical detailing, database marketing, teleservices, WallBoardR information displays and product sampling.

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